FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of June 9, 2022, is made between the Acquiring Fund listed and set out on Schedule A, as such schedule may be amended from time to time (each, an “Acquiring Fund”), and the Acquired Fund listed and set out on Schedule B, as such schedule may be amended from time to time (each, an “Acquired Fund,” and together with the Acquiring Fund, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies (“Section 12(d)(1)(A) Limits”); Section 12(d)(1)(B) of the 1940 Act limits the extent to which an open-end registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies; and Section 12(d)(1)(C) of the 1940 Act limits the extent to which an investment company may invest in the shares of a registered closed-end investment company (“Closed-End Fund”);

WHEREAS, Rule 12d1-4 under the 1940 Act, as interpreted or modified by the SEC or its staff from time to time (the “Rule”), permits registered investment companies, such as the Acquiring Fund[s], to invest in shares of other registered investment companies, such as the Acquired Fund[s], in excess of the limits of Sections 12(d)(1)(A) and (C) of the 1940 Act, subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund, as set out in Schedule A, may invest in the Acquired Fund, as set out in Schedule B, in reliance on the Rule:

1.	Terms of Investment
(a)

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agrees and covenants as follows:

(i)

In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund, pursuant to Rule 6c-11 under the 1940 Act and applicable exemptive relief granted by the SEC (and subject to any restrictions in the Authorized Participate Agreement), may honor any redemption request from the Authorized Participant acting as intermediary to execute the Acquiring Fund’s transaction partially or wholly in kind in the discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in kind).

(ii)	Timing/advance notice of redemptions.

Upon the request of an Acquired Fund that is an exchange-traded fund (solely for purposes of this paragraph, “Acquired ETF”), the Acquiring Fund will use reasonable efforts to spread large orders given to an Authorized Participant over multiple days or to provide advance notification of such orders to the Acquired ETF whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired ETF acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired ETF shares and constitutes an estimate that may differ materially from the amount, timing and manner in which an order is submitted, if any. The Acquiring Fund and Acquired ETF each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets that are not reasonably expected to result in the redemption of one or more creation units of the Acquired ETF.

(iii)

Scale of investment. Upon reasonable request by an Acquired Fund, the corresponding Acquiring Fund will provide summary information regarding the anticipated timeline and scale of its contemplated investment in the Acquired Fund.

2.	Representations and Covenants of the Acquired Fund
(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the Section 12(d)(1)(A) Limits, the Acquired Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule or this Agreement.

(b)

In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund agrees and covenants that it shall provide each corresponding Acquiring Fund with information on the fees and expenses of the Acquired Fund, as reasonably requested by the corresponding Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

(c)

Prior to an Acquired Fund’s initial acceptance of any subscription or investment from an Acquiring Fund in excess of the Section 12(d)(1)(A) Limits pursuant to the terms of this Agreement, the Acquired Fund shall provide written confirmation to the Acquiring Fund that the Acquired Fund’s investment adviser has made all findings required on behalf of the Acquired Fund in accordance with the Rule.

3.	Representations and Covenants of the Acquiring Fund
(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the Section 12(d)(1)(A) Limits, the Acquiring Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule or this Agreement.

(b)	An Acquiring Fund shall promptly notify an Acquired Fund:
(i)	Of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities;
(ii)	Of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities; and
(iii)	If, at any time, an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i) or (ii) above.

(c)

Prior to an Acquiring Fund’s initial investment in an Acquired Fund in excess of the Section 12(d)(1)(A) Limits pursuant to the terms of this Agreement, the Acquiring Fund shall provide written confirmation to the Acquired Fund that the Acquiring Fund’s investment adviser has made all findings and evaluations required on behalf of the Acquiring Fund in accordance with the Rule.

4.	Indemnification
(a)

Each Acquiring Fund agrees to hold harmless and indemnify each corresponding Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by, or claims or actions (“Claims”) asserted against, the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)

Each Acquired Fund agrees to hold harmless and indemnify each corresponding Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by, or Claims asserted against, the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c)

Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to other Funds or series.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile or electronic mail to the address for each party specified below:

If to the Acquiring Fund:	If to the Acquired Fund:
Chief Compliance Officer c/o Advisors Preferred Trust 1445 Research Boulevard, #530 Rockville, MD 20850 Fax: 301-424-3817 Email: compliance@cerosfs.com	Claudia DiGiacomo c/o PGIM Investments LLC 655 Broad Street Newark, NJ 07102 Email: Claudia.digiacomo@prudential.com

With a copy to: Ceros Financial Svcs Attn: Legal Dept. 1445 Research Boulevard, #530 Rockville, MD 20850 Fax: 301-424-3817 Email: trading@cerosfs.com	With a copy to: Diana Huffman Attn: Legal Dept. c/o PGIM Investments LLC 655 Broad Street Newark, NJ 07102 Email: diana.huffman@prudential.com
6.	Term and Termination; Assignment; Amendment
(a)

This Agreement, unless terminated as provided below, shall be effective for the duration of each Acquired Fund’s and each Acquiring Fund’s reliance on the Rule with respect to the purchase or acquisition by the Acquiring Funds of voting stock of the Acquired Funds. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)

This Agreement shall remain in effect until terminated in writing by either party upon 60-days’ notice to the other party. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) Limits in reliance on the Rule. Any voting restriction imposed by this Agreement shall survive termination of this Agreement until such time as ownership of the outstanding shares of the Acquired Fund by the Acquiring Fund and its “advisory group” (as such term is defined in the Rule), in the aggregate, falls below 3% of the outstanding shares of such Acquired Fund.

(c)	This Agreement may not be assigned by either party without the prior written consent of the other party.
(d)	This Agreement may be amended only by written instrument that is signed by each affected party.
(e)	Schedules A and B to this Agreement may be amended from time to time to add or remove Acquiring Funds and Acquired Funds only by written instrument that is signed by each affected party.
(f)

The terms of this Agreement shall apply individually between each Acquiring Fund (as specified in Schedule A) and its corresponding Acquired Fund (as specified in Schedule B) unless the context specifically requires otherwise.

(g)

In an action involving any Acquiring Fund under this Agreement, the corresponding Acquired Fund agrees to look solely to the Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Fund or series of the Acquiring Fund.

(h)

In an action involving any Acquired Fund under this Agreement, the corresponding Acquiring Fund agrees to look solely to the Acquired Fund that is involved in the matter in controversy and not to any other Acquired Fund or series of the Acquired Fund.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Each Registrant on behalf of itself and the Acquiring Funds listed on Schedule A, Severally and Not Jointly

/s/ Catherine Ayers-Rigsby
Name:	Catherine Ayers-Rigsby
Title:	President

Each Registrant on behalf of itself and its respective Acquired Funds listed on Schedule B, Severally and Not Jointly

/s/ Scott E. Benjamin
 Name: Scott E. Benjamin
 Title: Vice President

SCHEDULE A

List of Acquiring Funds to Which the Agreement Applies

Acquiring Funds

RIC: Advisors Preferred Trust

Series: Kensington Managed Income Fund

SCHEDULE B

List of Acquired Funds to Which the Agreement Applies

Acquired Funds

RIC:  PGIM ETF TRUST

Series: PGIM Active High Yield Bond ETF